Exhibit 99.2

Cimarex Announces 2015 Capital, Production and Expense Guidance

- 2015 E&D Capital estimated at $0.9 – $1.1 billion

- 2015 production growth of 3-8 percent

DENVER, Feb. 17, 2015 /PRNewswire/ -- Cimarex Energy Co. (NYSE: XEC) today released that it plans to invest $0.9–1.1 billion in exploration and development in 2015.   Investments in gathering and other assets are forecast to approximate $50-80 million.  The capital program is expected to be funded with cash flow from operating activities and the $406 million of cash on hand at December 31, 2014.  At the low end of capital guidance we project production growth of three to eight percent, with total company production expected to average 895-935 MMcfe per day in 2015.   Incorporating recent Permian shut-ins relating to weather and pipeline maintenance, first quarter output is forecast to average 920-940 MMcfe per day.  Sequentially, oil production in the first quarter is expected to grow approximately four percent while gas production exhibits a slight decline.

Tom Jorden, Cimarex Chairman and CEO said, "Our approach to our business has not changed.  We are focused on long term value creation for shareholders through drilling and development.  Our technically driven culture has provided us with enormous opportunities, many of which have strong economic returns even at current commodity prices."  Mr. Jorden went on to say, "However, low commodity prices cause us to be especially vigilant in protecting our strong financial position.  As a result, we presently have no plans to increase borrowings in 2015.  As the year unfolds we anticipate increasing our activity if market conditions improve."

Cimarex intends to invest approximately 50 percent of its 2015 capital in the Permian region and 48 percent in the Mid-Continent.  Permian activities will be focused on drilling long lateral Wolfcamp A and D wells in Culberson County, Texas; and holding Wolfcamp acreage in Reeves County, Texas.  In the Mid-Continent, the majority of the investment will be made on a seven-section joint infill development program in the Cana-Woodford Shale.  Production from the seven sections is expected to commence mid-year.   Delineation of the Meramec formation will also continue.

Approximately 35-40 percent of the company's estimated total capital will be invested in the first quarter of 2015, the majority of which will be spent on well completions.  Cimarex is currently operating 16 rigs (all drilling horizontal wells), down from 22 rigs at December 31.  Cimarex plans to reduce its operated rig count to six during the second quarter while continuing to invest in the drilling of non-operated Cana-Woodford wells.

Expenses for 2015 are expected to fall within the following ranges:

($/Mcfe)
Production expense	$1.07 - $1.17
Transportation and other operating expense	0.58 - 0.68
DD&A and ARO accretion*	2.55 - 2.65
General and administrative expense	0.24 - 0.28
Taxes other than income (% of oil and gas revenue)	5.3% - 5.7%
*Excludes the potential impact of any ceiling test writedowns.

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding 2015 planned capital expenditures and estimated production.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.  Actual results may differ materially from Cimarex projections and can be affected by a variety of factors outside the company's control including the risks and uncertainties described in the company's SEC reports.

CONTACT: Cimarex Energy Co., Karen Acierno, 303.285.4957, www.cimarex.com